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                                                                 Exhibit 21.1


                       Subsidiaries of the Company


                 OpieLab, Inc., a Washington corporation
              Machida Incorporated, a Delaware corporation
                Vascu-Care, Inc., a Delaware corporation
              Vision Sciences Ltd., an Israeli corporation